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                                                                    Exhibit 99.1
                                                                    ------------

  ZiLOG Inc. Announces Filing of Registration Statement for Proposed Initial
                        Public Offering of Common Stock

     Campbell, CA (August 3, 2000) - ZiLOG Inc. (formerly ZLG on the NYSE) today announced that a registration statement has been filed with the Securities and Exchange Commission (SEC) for the initial public offering of up to $150 million of its common stock.

     ZiLOG designs, manufactures and markets integrated circuits for use in the communications and embedded control markets.

     All shares offered are being sold by the Company. Lehman Brothers Inc., Prudential Volpe Technology Group, a unit of Prudential Securities, SG Cowen Securities Corporation and Fidelity Capital Markets, a division of National Financial Services Corporation, are managing underwriters for this offering.

     The offering will be made only by means of a prospectus. Once available, preliminary prospectuses may be obtained from the managing underwriters at the following addresses:

Lehman Brothers Inc.
ADP Department
55 Mercedes Way
Edgewood, NY 11717

Prudential Securities
111 8th Avenue, 5th Floor
New York, NY  10011

SG Cowen Securities Corporation
ATT:  Mary Ann Moccia
One Financial Square
27th Floor
New York, NY  10005

Fidelity Capital Markets
164 Northern Avenue, Z2H
Boston, MA  02210

     A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration statement or qualification under the securities laws of any state.

For More Information:
--------------------

Bob Couch
SVP & Corporate Communications Officer
ZiLOG Inc.
408-558-8917
rcouch@zilog.com